Exhibit 99.1

B&G Foods Reports Third Quarter 2012 Financial Results

— Narrows Fiscal 2012 Guidance —

Parsippany, N.J., October 18, 2012—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2012.

Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 15.9% to $154.2 million

•                  Net income increased 39.8% to $16.9 million

•                  Diluted earnings per share increased 40.0% to $0.35

•                  EBITDA* increased 37.7% to $42.8 million

•                  EBITDA guidance has been narrowed to a range of $168.0 million to $170.0 million for the full year, the higher end of the Company’s prior guidance

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “The strong improvement in key metrics — net sales, net income, earnings per share and EBITDA — reflects the continued success of the Culver Specialty Brands acquisition and improving sales trends in our base business.  Margins in the base business improved as we realized strong pricing and increased sales of higher-margin products.  At the end of the quarter we announced an agreement to acquire the New York Style and Old London brands, which we expect to complete by year end.  We are very excited to add these brands to the B&G Foods family as they mark our entry into the fast growing snack category.  We expect this acquisition to be immediately accretive to our earnings per share and free cash flow.”

Financial Results for the Third Quarter of 2012

Net sales for the third quarter of 2012 increased 15.9% to $154.2 million from $133.0 million for the third quarter of 2011.  The Culver Specialty Brands, which B&G Foods acquired at the end of November 2011, contributed $20.2 million to net sales for the quarter.  For B&G Foods’ base business, a sales price increase of $3.5 million partially offset by a $2.6 million unit volume decrease resulted in a net sales increase of $0.9 million.

Gross profit for the third quarter of 2012 increased 33.4% to $55.3 million from $41.5 million in the third quarter of 2011.  Gross profit expressed as a percentage of net sales increased 4.7 percentage points to 35.9% for the third quarter of 2012 from 31.2% in the third quarter of 2011.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to pricing gains of $3.5 million and a sales mix shift to higher margin products (primarily due to the Culver Specialty Brands acquisition), partially offset by commodity cost increases.  Operating income increased 41.5% to $38.3 million for the third quarter of 2012, from $27.1 million in the third quarter of 2011.

*

Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the term EBITDA and a reconciliation of EBITDA to the most comparable GAAP financial measures.

Net interest expense for the third quarter of 2012 increased $3.7 million or 44.1% to $12.0 million from $8.3 million for the third quarter of 2011.  The increase in net interest expense for the third quarter was primarily attributable to an increase in the Company’s indebtedness to finance the Culver Specialty Brands acquisition, and an additional $0.8 million of amortization of deferred debt financing costs and bond discount relating to the acquisition financing.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $16.9 million, or $0.35 per diluted share, for the third quarter of 2012, as compared to reported net income of $12.1 million, or $0.25 per diluted share, for the third quarter of 2011.  The Company’s adjusted net income for the third quarter of 2011 was $12.4 million.

For the third quarter of 2012, EBITDA increased 37.7% to $42.8 million from $31.1 million for the third quarter of 2011.

Financial Results for the First Three Quarters of 2012

Net sales for the first three quarters of 2012 increased 16.8% to $460.1 million from $393.9 million for the first three quarters of 2011.  Net sales of the Culver Specialty Brands contributed $65.3 million to the Company’s net sales for the first three quarters of 2012.  Net sales for the base business increased $0.9 million, with a sales price increase of $10.3 million offset by a $9.4 million unit volume decline.

Gross profit for the first three quarters of 2012 increased 27.5% to $163.9 million from $128.5 million in the first three quarters of 2011.  Gross profit expressed as a percentage of net sales increased 3.0 percentage points to 35.6% in the first three quarters of 2012 from 32.6% in the first three quarters of 2011.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to pricing gains of $10.3 million and a sales mix shift to higher margin products (primarily due to the Culver Specialty Brands acquisition), partially offset by commodity cost increases.  Operating income increased 35.3% to $111.6 million in the first three quarters of 2012, from $82.5 million in the first three quarters of 2011.

Net interest expense for the first three quarters of 2012 increased $11.0 million or 44.2% to $35.8 million from $24.9 million in the first three quarters of 2011.  The increase in net interest expense for the first three quarters was primarily attributable to an increase in indebtedness to finance the Culver Specialty Brands acquisition, and an additional $2.3 million of amortization of deferred debt financing costs and bond discount relating to the acquisition financing.

The Company’s reported net income under U.S. GAAP was $49.7 million, or $1.02 per diluted share, for the first three quarters of 2012, as compared to reported net income of $38.0 million, or $0.78 per diluted share, for the first three quarters of 2011.  The Company’s adjusted net income for the first three quarters of 2011 was $38.4 million, and adjusted diluted earnings per share was $0.79.

For the first three quarters of 2012, EBITDA increased 32.4% to $125.0 million from $94.5 million for the first three quarters of 2011.

Guidance

B&G Foods now expects that EBITDA for fiscal 2012 will be at the higher end of its prior guidance and range from approximately $168.0 million to $170.0 million.  This guidance excludes the impact of the pending acquisition described below.

New York Style and Old London Acquisition

On September 19, 2012, B&G Foods announced an agreement to acquire the New York Style and Old London brands from Chipita America, Inc. for approximately $62.5 million in cash.  The acquisition includes a manufacturing facility in Yadkinville, North Carolina.  Subject to the satisfaction of customary closing conditions. B&G Foods expects the acquisition to close during the fourth quarter of 2012.

Common Stock Offering

On October 9, 2012, B&G Foods completed an underwritten public offering of 4,173,540 shares of its common stock.  The proceeds of the offering were approximately $120.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses.  The offering was made by means of a prospectus and the related prospectus supplement included as part of an effective shelf registration statement previously filed with the SEC.  B&G Foods expects to use the net proceeds of the offering for general corporate purposes, which may include among other things, the payment of all or a portion of the purchase price and related transaction costs for the New York Style and Old London brands acquisition or any future acquisitions, and the repayment or retirement of a portion of B&G Foods’ long-term debt.

Increase in Quarterly Dividend Rate

On October 16, 2012, the Company announced that its Board of Directors has increased the Company’s quarterly dividend rate from $0.27 per share of common stock to $0.29 per share of common stock.  On an annualized basis, the dividend increases from $1.08 per share to $1.16 per share.  The first quarterly dividend at the new rate is payable on January 30, 2013 to shareholders of record as of December 31, 2012.  At the closing market price of the common stock on October 16, 2012, the new dividend represents an annualized yield of 4.1%.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, October 18, 2012.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 337-8192 for U.S. callers or (719) 325-2207 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 4769596. The replay will be available from October 18, 2012 through November 1, 2012.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholder’s equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, and a reconciliation of EBITDA to net income and to net cash provided by operating activities is included below for the third quarter and first three quarters of 2012 and 2011, along with the components of EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Molly McButter, Mrs. Dash, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ EBITDA expectations for fiscal 2012; the planned acquisition of the New York Style and Old London brands and the timing thereof; the expected impact of the planned acquisition, including without limitation the expected impact on B&G Foods’ earnings per share and free cash flow; and the use of proceeds of the common stock offering.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for fiscal 2011 filed on February 28, 2012 and in its subsequent reports on Form 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 29, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$15,350	$16,738
Trade accounts receivable, net	41,124	39,476
Inventories	107,236	85,234
Prepaid expenses	2,723	4,551
Income tax receivable	3,383	2,529
Deferred income taxes	1,855	1,696
Total current assets	171,671	150,224

Property, plant and equipment, net of accumulated depreciation of $97,299 and $89,856	62,241	61,930
Goodwill	262,977	262,827
Other intangibles, net	628,455	634,522
Other assets	20,386	23,420
Total assets	$1,145,730	$1,132,923

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$29,308	$24,427
Accrued expenses	19,174	26,719
Current portion of long-term debt	15,375	9,750
Dividends payable	13,065	10,971
Total current liabilities	76,922	71,867

Long-term debt	698,019	710,357
Other liabilities	6,890	9,409
Deferred income taxes	117,180	105,743
Total liabilities	899,011	897,376
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 48,387,225 and 47,700,132 shares issued and outstanding as of September 29, 2012 and December 31, 2011	484	477
Additional paid-in capital	120,953	159,916
Accumulated other comprehensive loss	(10,003)	(10,430)
Retained earnings	135,285	85,584
Total stockholders’ equity	246,719	235,547
Total liabilities and stockholders’ equity	$1,145,730	$1,132,923

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net sales	$154,155	$133,010	$460,106	$393,868
Cost of goods sold	98,876	91,560	296,246	265,382
Gross profit	55,279	41,450	163,860	128,486

Operating expenses:
Selling, general and administrative expenses	14,937	12,725	46,206	41,069
Amortization expense	2,022	1,637	6,067	4,913
Operating income	38,320	27,088	111,587	82,504

Other expenses:
Interest expense, net	11,994	8,323	35,845	24,854
Income before income tax expense	26,326	18,765	75,742	57,650
Income tax expense	9,429	6,681	26,041	19,662
Net income	$16,897	$12,084	49,701	37,988

Weighted average shares outstanding:
Basic	48,387	47,822	48,267	47,903
Diluted	48,743	48,479	48,597	48,574

Earnings per share:
Basic	$0.35	$0.25	$1.03	$0.79
Diluted	$0.35	$0.25	$1.02	$0.78

Cash dividends declared per share	$0.27	$0.21	$0.81	$0.63

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net income	$16,897	$12,084	$49,701	$37,988
Income tax expense	9,429	6,681	26,041	19,662
Interest expense, net(1)	11,994	8,323	35,845	24,854
Depreciation and amortization	4,529	4,038	13,443	11,964
Loss on extinguishment of debt	—	—	—	—
EBITDA(2)	42,849	31,126	125,030	94,468
Income tax expense	(9,429)	(6,681)	(26,041)	(19,662)
Interest expense, net	(11,994)	(8,323)	(35,845)	(24,854)
Deferred income taxes	4,345	2,527	10,967	12,647
Amortization of deferred financing costs and bond discount	1,257	500	3,771	1,500
Realized gain on interest rate swap	—	—	—	(612)
Reclassification to net interest expense for interest rate swap	—	423	—	1,270
Share-based compensation expense	871	825	2,900	2,697
Excess tax benefits from share-based compensation	(43)	—	(8,031)	(1,117)
Changes in assets and liabilities	(16,160)	(7,285)	(19,255)	(27,044)
Net cash provided by operating activities	$11,696	$13,112	$53,496	$39,293

(1)                  Net interest expense in the first three quarters of 2011 includes a benefit of $0.6 million relating to the realized gain on an interest rate swap, and in the third quarter and first three quarters of 2011, a charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap of $0.4 million and $1.3 million, respectively.

(2)                  EBITDA is a non-GAAP financial measure used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on this measure.  As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements.  EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Reported net income	$16,897	$12,084	$49,701	$37,988
Non-cash adjustments on interest rate swap, net of tax(1)	—	270	—	420
Adjusted net income	$16,897	$12,354	$49,701	$38,408
Adjusted diluted earnings per share	$0.35	$0.25	$1.02	$0.79

(1)          The first three quarters of 2011 includes a realized gain on interest rate swap of $0.6 million and in the third quarter and first three quarters of 2011, a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap of $0.4 million and $1.3 million, respectively.